Exhibit 10.7

4001 Weston Parkway Suite 100 Cary, NC 27513 919-297-1100 (tel) 919-882-1438 (fax)

September 16, 2011

Jeff Hoffman

111 Hekili Street, Suite A #440

Kailua, HI 96734

Dear Jeff:

I am pleased to extend this offer of employment for you to join our team at Bandwidth.com, Inc. (“Bandwidth.com”) as Chief Financial Officer. The position reports directly to me. Your anticipated start date is Tuesday, November 1, 2011.

Work Location and Transition Period

This position is based out of our Cary, North Carolina headquarters. We are planning for you to be relocated to the area and working full time out of our Cary North Carolina office within sixty (60) days of your start date. Please plan to work three or more days out of our Cary, North Carolina Headquarters during the initial sixty (60) day transition period.

Base Salary

Your base salary will be $10,416.66 per pay period ($250,000 annualized), less applicable withholding and other similar taxes. Pay periods currently are on the 15th and last business day of the month.

Bonus Eligibility

You will be eligible for an annual MBO performance bonus of up to fifty percent (50%) of your base salary annually. Bandwidth.com bonus plans, including our MBO program are paid solely at the discretion of the CEO, COO and President and may be subject to change from time to time. Bonuses are pro rated for the first calendar year of your employment and are typically considered for payment in the first or second quarter following the MBO Plan year (the MBO Plan year is on a calendar year basis).

Severance

You will be entitled to the severance described in Appendix A attached hereto upon the termination of your employment, if applicable under the terms described in Appendix A.

Relocation Expense Reimbursement

Should you accept our offer of employment and subject to the terms and conditions of this letter agreement, Bandwidth.com will assist you in your relocation to Cary, NC. We will cover relocation expenses up to a maximum of $25,000. Relocation expenses that are eligible for reimbursement include the transport of household goods, yourself and family. The Company shall also pay for transportation and lodging for up to two house hunting trips for you and your spouse. Costs associated with the sale or purchase of a house or taxes associated with these reimbursements are not eligible for reimbursement. You shall submit actual receipt to the Company for reimbursements.

Relocation Repayment

As a condition to receipt of relocation expense reimbursement, you agree to repay to Bandwidth.com the reimbursed relocation expenses in whole or in part subject to the terms and conditions described below.

You will agree to remain employed as an employee in good standing with Bandwidth.com for twenty four (24) months following your start date.

If Bandwidth.com terminates your employment for cause (as defined in the stock option award agreement(s) granted to you in connection with your initial employment) or you voluntarily terminate your employment with Bandwidth.com prior to the date twenty four (24) months following your start date, you will repay Bandwidth.com the following portion of the relocation expenses paid on your behalf not later than thirty (30) days immediately after your last day of employment:

Termination of Employment After Date of Hire	Signing Bonus Repayment Equals
Less than 12 months	100% of $25,000 (i.e., $25,000)
More than 12 months but less than 18 months	75% of $25,000 (i.e., $18,750)
More than 18 months but less than 24 months	50% of $25,000 (i.e., $12,500)
More than 24 months	0%

You will be solely responsible for any income taxes due or payable with respect to the amounts advanced to you or on your behalf, including any imputed interest income, if applicable under any then-current tax law.

By signing this letter, you agree to allow Bandwidth.com to deduct required relocation reimbursement repayments from any payments of future or final wages or other compensation payable to you.

Stock Options

We are offering to you an employee stock option grant of options to purchase 32,609 shares with an exercise price of $25.64 to be issued under the Company’s 2010 Equity Compensation Plan, subject to approval of the Company’s Board of Directors. In order to receive any grant of options, you will be required to agree to and execute an additional Non-Disclosure, Non-Competition and Intellectual Property Agreement that will be provided to you at the time options are granted. Our General Counsel Chris Matton can provide a copy of that document to you.

Health and Group Benefits Plan

You are eligible for participation in Bandwidth.com group benefits (the premiums for which are entirely paid by the company) the first day of the month following thirty days of employment with Bandwidth.com. This program includes coverage for medical, dental, life insurance, accidental death and dismemberment, long-term disability, and flexible spending accounts.

Bandwidth.com 401(k) Savings Plan

You are eligible to participate in Bandwidth.com 401(k) Savings Plan after thirty (30) days of employment. Bandwidth.com matches up to 3%, dollar for dollar, with a three (3) year vesting schedule.

Paid Time Off (PTO) Plan

You are eligible for 20 paid time off days annually, which is accrued throughout the year and pro-rated in the first year.

Offer Letter Contingent Upon Your Executed Proprietary Information, Inventions and Noncompetition Agreement and Related Matters

This offer is contingent upon your signing and submitting to us the attached Proprietary Information, Inventions and Noncompetition Agreement as well as completion of a background check resulting in satisfactory clearance for employment with Bandwidth.com.

Jeff, I am excited about your joining our team. We hope you will agree that our offer reflects our enthusiasm. Please sign below and return to Rebecca Bottorff, Chief People Officer.

Sincerely,

David Morken

Chief Executive Officer

Bandwidth.com

By signing below, I acknowledge that my employment is on an “at-will” basis and can be terminated by either me or the Company at any time and for any reason with or without cause.

I also understand and agree to the terms and conditions of the repayment of the signing bonus as described above.

I accept the position of Chief Financial Officer at Bandwidth.com.

/s/ Jeff Hoffman	9/22/11
Jeff Hoffman	Date

APPENDIX A

A.	If (i) the Company in its discretion terminates you without Cause (as defined below), or (ii) you terminate your employment with Good Reason (as defined below), then the Company will pay you your then-current base salary, less customary and applicable deductions, at the time of such termination for six (6) months in pro rata installments over six (6) months according to the Company’s regular payroll schedule. The Company’s obligations in this Section A will not become effective unless and until you execute and deliver a general release in favor of the Company of any and all liability that the Company and its stockholders, directors, officers, employees, consultants, subsidiaries and/or affiliates may have to you in connection with this agreement, your employment with the Company and/or your termination, which release will be in a form prescribed by the Company. The Company’s obligations in this Section A also will be subject to your compliance with any applicable Non-Disclosure, Non-Competition and Intellectual Property Agreement (or other similarly titled agreement) to which you are a party at any time.

B.	For purposes of this agreement, “Cause” means: (i) you have breached this agreement or the Company’s Non-Disclosure, Non-Competition and Intellectual Property Agreement (or other similarly titled agreement); (ii) you have violated the Company’s Code of Conduct and Ethics (or other similarly titled code or policy) as in effect from time to time; (iii) you have committed fraud, misappropriation or embezzlement in connection with the Company’s business or have otherwise breached any fiduciary duties to the Company; (iv) you have been convicted of or have pled guilty or nolo contendere to, an act constituting a felony under the laws of any state or of the United States of America, or any crime involving moral turpitude; (v) you continue to fail to carry out your duties in accordance with the reasonable directions of the Company’s Chief Executive Officer or the Company’s Board of Directors after written notice specifying in reasonable detail the nature of such failure and the expiration of a thirty (30) day cure period; or (vi) gross negligence or willful misconduct with respect to the Company and or your duties to the Company.

C.	For purposes of this Agreement, “Good Reason” means: (i) your base salary is decreased more than five percent (5%) without your consent, unless the salaries of all employees at a similar management level are reduced simultaneously, (ii) your place of work is moved more than thirty-five (35) miles from its current location in Cary, North Carolina without your consent, or (iii) your title or responsibilities are materially diminished without your consent. You will be deemed to consent to the action of the Company if you do not notify the Company in writing of your intent to leave for Good Reason within thirty (30) days of such action, and upon such notice to the Company, the Company will have fifteen (15) days to take corrective action to eliminate the Good Reason.